Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED AND SIX MONTHS ENDED DECEMBER 31, 2012

SAN DIEGO, California, January 24, 2013 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended December 31, 2012. Revenue for the quarter ended December 31, 2012 was $376.5 million, a 13% increase (a 14% increase on a constant currency basis) over the quarter ended December 31, 2011. For the quarter ended December 31, 2012, net income was $77.9 million, an increase of 24% compared to the quarter ended December 31, 2011. Diluted earnings per share for the quarter ended December 31, 2012 were $0.53, an increase of 26% compared to the quarter ended December 31, 2011.

SG&A expenses were $107.8 million for the quarter ended December 31, 2012, an increase of 7% (an 8% increase on a constant currency basis) over the quarter ended December 31, 2011. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 28.6% of revenue in the quarter ended December 31, 2012, compared to 30.2% in the quarter ended December 31, 2011.

R&D expenses were $30.3 million for the quarter ended December 31, 2012, or 8.1% of revenue. R&D expenses increased by 11% (also an 11% increase on a constant currency basis) compared to the quarter ended December 31, 2011.

The company amortized acquired intangibles of $2.5 million ($1.9 million, net of tax) during the quarter ended December 31, 2012. Stock-based compensation costs incurred during the quarter ended December 31, 2012 of $9.5 million ($6.5 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

For the six months ended December 31, 2012, revenue was $716.3 million, an increase of 11% over the six months ended December 31, 2011 (a 13% increase on a constant currency basis). For the six months ended December 31, 2012, net income was $149.2 million, an increase of 32% compared to the six months ended December 31, 2011. Diluted earnings per share for the six months ended December 31, 2012 were $1.02 per diluted share, an increase of 36% compared to the six months ended December 31, 2011.

Inventory, at $194.8 million, increased by $20.5 million compared to June 30, 2012. Accounts receivable days sales outstanding, at 68 days, remained unchanged compared with June 30, 2012.

Additionally, the Board of Directors has today declared a quarterly dividend of $0.17 per share, which will have a record date of February 19, 2013, and be payable on March 19, 2013. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange (NYSE). Holders of Chess Depositary Instruments (CDIs) trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. Because the two exchanges have different settlement and transfer procedures, the ex-dividend periods before the record date will be different for common stock and for CDIs. The ex-dividend date will be February 13, 2013 for CDI holders and February 15, 2013 for common stock holders. As a result of these differences, ResMed has requested a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from February 13, 2013 through February 19, 2013, inclusive.

Peter C. Farrell Ph.D, chairman and chief executive officer, commented, “In the second quarter of fiscal 2013 we showed strong year-over-year growth on both top and bottom lines. Revenue in the Americas increased by 16%, to $211.8 million over the prior year’s quarter. Revenue outside the Americas was $164.7 million, an increase of 10% over the prior year’s quarter. In constant currency terms, revenue outside the Americas increased by 12%. Operating profit for the December quarter was $92.1 million, cash flow from operations was $93.6 million, while gross margin was 61.8%, all demonstrating excellent operating performance. There was also a continuing shift to higher value flow generators, like S9 Autoset™ and S9 bilevels, and mask and accessory sales remained strong. During the quarter, we also repurchased 1.0 million shares, at a cost of $40.0 million, as part of our ongoing capital management program.

“We had a solid quarter across the board. And we believe we are in the early stages of an exciting market dynamic for sleep-disordered breathing (SDB), which we have been pioneering for many years, by offering full solutions to therapy providers and critical information for the reimbursement community. In short, we don’t just provide high quality flow generators and a highly regarded range of comfortable, effective and preferred masks and accessories, we offer robust data solutions that drive compliance and adherence. This combination is a significant value proposition for home medical equipment providers, because these solutions drive efficiencies and create additional business opportunities. And by providing valuable clinical and economic data to payors, we strive to help them more fully appreciate SDB therapy’s positive effect on health and cost benefit outcomes. We believe that our continuing advocacy for screening, diagnosis, treatment, and monitoring patient adherence to SDB therapy presents a significant opportunity to improve health and quality of life, contain healthcare costs, and curtail the development of multiple co-morbidities, many of which are far more devastating and costly than SDB.”

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s website at www.resmed.com or by dialing 847-585-4405 (domestic) or +1 847-585-4405 (international) and entering conference passcode no. 33995965. Please allow extra time prior to the call to visit the website and download the streaming media player (Windows Media Player) required to listen to the internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 630-652-3042 (domestic) and +1 630-652-3042 (international) and entering conference I.D. No. 33995965.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, at (+612) 8884-2090; or by visiting the Company’s multilingual website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s website.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011
Net revenue	$376,537	$332,738	$716,269	$647,513
Cost of sales	143,825	134,023	274,909	263,743

Gross profit	232,712	198,715	441,360	383,770

Operating expenses:
Selling, general and administrative	107,815	100,552	206,118	194,755
Research and development	30,326	27,218	57,546	53,424
Amortization of acquired intangible assets	2,501	3,691	5,138	7,462

Total operating expenses	140,642	131,461	268,802	255,641

Income from operations	92,070	67,254	172,558	128,129

Other income (expenses), net:
Interest income (expense), net	8,498	7,181	16,970	14,103
Other, net	(2,168)	8,496	(227)	7,196

Total other income (expenses), net	6,330	15,677	16,743	21,299

Income before income taxes	98,400	82,931	189,301	149,428
Income taxes	20,458	20,059	40,094	36,038

Net income	$77,942	$62,872	$149,207	$113,390

Basic earnings per share	$0.54	$0.43	$1.04	$0.76
Diluted earnings per share	$0.53	$0.42	$1.02	$0.75
Basic shares outstanding	143,214	146,369	142,931	148,368
Diluted shares outstanding	146,689	149,515	146,382	151,835

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In US$ thousands)

	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$958,280	$809,541
Accounts receivable, net	281,439	283,160
Inventories	194,804	174,351
Prepayments, deferred income taxes and other current assets	95,328	94,099

Total current assets	1,529,851	1,361,151

Property, plant and equipment, net	439,575	434,363
Goodwill	279,384	256,209
Other intangibles	58,198	54,827
Deferred income taxes and other non-current assets	23,367	31,319

Total non-current assets	800,524	776,718

Total assets	$2,330,375	$2,137,869

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	52,119	55,006
Accrued expenses	135,372	127,381
Deferred revenue	43,784	41,563
Income taxes payable	18,955	27,777
Deferred income taxes	784	1,073
Current portion of long-term debt	54	52

Total current liabilities	251,068	252,852

Non-current liabilities:
Deferred income taxes	9,373	8,843
Deferred revenue	14,055	14,384
Income taxes payable	3,569	3,380
Non-current portion of long-term debt	300,798	250,783

Total non-current liabilities	327,795	277,390

Total liabilities	578,863	530,242

Stockholders’ Equity:
Common stock	574	568
Additional paid-in capital	960,109	899,717
Retained earnings	1,467,230	1,366,712
Treasury stock	(943,877)	(895,826)
Accumulated other comprehensive income	267,476	236,456

Total stockholders’ equity	1,751,512	1,607,627

Total liabilities and stockholders’ equity	$2,330,375	$2,137,869

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